OPPORTUNITY PARTNERS L.P.
(914) 747-5262					(914) 747-5258

				July 6, 2000

Dear Fellow Captec Net Lease Realty Shareholder:

If you are not aware of the recent developments about Captec
Net Lease Realty, Inc. ("Captec"), we will bring you up to date.

In November 1997, investors paid $18 per share to purchase
Captec stock in an IPO. Simultaneously, Captec's managers were granted long-term options to purchase hundreds of thousands of shares also at $18 per share to "reinforce long-term goals by providing the proper nexus between the interests of management and [Captec's] shareholders." By mid-December 1999, Captec's stock price had fallen to about $10 per share. With their options practically worthless, what else could our managers do to profit from their positions even if the "long-term goals" of the shareholders were not met?

The answer came on December 20, 1999, when our managers dropped a bombshell on shareholders by announcing a plan to merge Captec with Captec Financial Group (CFG) and Captec Net Lease Realty Advisors, two private companies of questionable value that they controlled. The merger would dilute Captec's book value and net asset value and would end its tax-advantaged REIT status.
The quarterly dividend would be slashed from $0.38 to $0.11. Albert T. Adams, the director who headed the so-called independent committee responsible for the plan tried to generate enthusiasm for the incestuous transactions. "This is the right strategy and direction for the company," he confidently announced. Investors promptly knocked the price down almost 30%! One posting on a public Internet message board* entitled Re: REIT Management Screws Shareholders Again put it this way: "I got Captec'd."

As details of the merger became known, shareholder outrage began to mount. A number of Captec shareholders accused management of self-dealing, alleging that the proposed merger was designed to benefit Captec's managers at the expense of its public shareholders. One angry Captec poster* said this about management's plan:

It's hard for me to be civil when I see so many people being hurt financially by management's self-serving interests. . .
 . [CAPTEC]'s plan causes us to suffer. If you were a retiree with 10,000 shares you now have to reduce your standard of living by more than $10,000 yearly... that hurts! If management wanted to change the company and bail themselves out of their other business, they could have made [an] LBO at say $12.00 and provided shareholders with the funds to invest elsewhere in REITs that serve our income needs. That would have been the honorable thing to do, not use your position to screw everyone for your own benefit. . . . What
management is intentionally doing here is one of the most uncivil things I've seen in my 30 years [of investing]. I [have] seen managements make many major mistakes that literally ruined companies but what management is trying to do here is immoral. I don't know how they could possibly look at their parents, grandparents and children in the
eyes. If they were my children and did such a greedy act, I
[would] be ashamed of them. . . . Shame, shame!

         On April 19, 2000, our managers filed a massive preliminary proxy statement describing the merger. It disclosed numerous conflicts that they and their advisors faced but no safeguards to address them. That same day, we also filed preliminary proxy materials in opposition to the proposed merger and in favor of the election of directors who would commit to maximize shareholder value. On May 1, 2000, we made another SEC filing that attacked some of the most shocking conflicts of interest and strongly opposed the merger. Three hours later, management announced that it was canceling the merger because "there does not appear to be overwhelming support for this
transaction."   In a Dow Jones news story, Ross Martin, Captec's
CFO insisted that our efforts had nothing to do with management's decision to scrap the merger.

	Whatever led to the cancellation of the merger, investors responded favorably as the stock price rose some 20% in the days following the May 1st announcement. Despite that recovery, Captec's shares are still trading at less than 70% of their net asset value. At the annual meeting, Captec shareholders will decide whether to retain the incumbent directors who have been handsomely rewarded while Captec's price declined and who continue to face serious conflicts of interest or to elect new directors whose only goal is to increase the value of your stock. Before you decide how to cast your vote, please consider these points:

? In Captec's May 1st announcement, Patrick Beach, Captec's
CEO, stated that "while we continue to believe the plan announced in December would maximize value for all shareholders over the long term, [Captec] is canceling its plan to terminate its REIT status at this time."
(emphasis added) Is he planning another de-REITing attempt when things simmer down? Mr. Beach seems to be leaving the door open.

? In the same announcement, Mr. Beach also said, "In a market unreceptive to REIT investment, management's goal continues to be a differentiation between Captec's investment properties and those of its industry." That suggests that he doesn't think that the depressed price of Captec stock may have something to do with the perception that management is concerned more about its own income and perks than with maximizing shareholder value.

? In the aforementioned Dow Jones story, Mr. Martin
"dismisses suggestions that the company's restructuring plan was self-serving to management." Have our managers really been sobered by the negative response from shareholders? It sure doesn't seem like it. They recently hired Prudential Securities, the very same firm that recommended the incestuous de-REITing scheme, "to study strategic alternatives to maximize the company's value for shareholders." Prudential is also CFG's main creditor. Do you still trust management and Prudential to work to maximize shareholder value?

? On December 20, 1999, management announced (possibly to soften the shock of the proposed merger) that Captec would repurchase of up to 500,000 shares of its stock.
According to Mr. Beach: "We believe that our common stock, at recent levels, represents an excellent buying opportunity, and we intend to acquire Captec shares from time to time whenever doing so would be beneficial to our shareholders." Six months later, not a single share has been repurchased. What does this say about management's credibility?

Mr. Beach insists, "Our goal has been, is and will continue to be to increase returns to shareholders, period." Yet, it is indisputable that Mr. Beach has personal interests that are separate from those of other shareholders because unlike them, he derives significant income from managing Captec and affiliates of Captec. Will he be tempted to pursue actions that benefit himself and his associates at the expense of other shareholders? In other words, will Mr. Beach only consider a transaction if it provides some special benefit for him?

We do not know for certain whether or not their intentions
have been honorable all along but it is undeniable that Mr. Beach and his team have major conflicts of interest. Consequently, we believe that until they sever their relationship with Captec, its share price will continue to be depressed. For example, CFG, a financially shaky Beach-controlled company to which he and his associates have personally loaned money owes Captec more than $11 million (or about $1.20 per Captec share). It is difficult to see how Mr. Beach and his team can lead the way to maximizing the value of Captec stock when they have an obvious interest in not demanding repayment of that $11 million loan even if repaying it
would be best for Captec shareholders!   In addition, two
lawsuits have been filed against the current directors alleging breaches of fiduciary duty to shareholders. They may be concerned with personal liability and seek to settle on terms that are in their own interest but not in the best interests of Captec's public shareholders. If the incumbents are sincere about maximizing shareholder value, we think the way to demonstrate it is to simply eliminate all their conflicts by allowing a new board to assume control of Captec.

In any event, there are enough unanswered questions about management's actions to warrant an independent investigation.
For example, why would Mr. Beach have Captec acquire 60% of Family Realty, Inc., a company in which Mr. Beach owns all of the voting stock? And, why did Family Realty, rather than Captec, buy 99,273 shares of Captec stock that he said on December 20, 1999 represented "an excellent buying opportunity?"

Our current managers say that an investigation would be a waste of money but they admit that "since management is likely to be a target of the proposed investigation, [it] may have interests . . . that conflict with those of . . . shareholders." Draw your own conclusions about their motives for opposing an investigation but keep in mind that their aborted merger has already cost shareholders more than $1 million. Of course, if an investigation indicates that improprieties were committed, it may be necessary to seek appropriate relief. In that event, only truly independent directors will be able to effectively negotiate with firms that advised management with respect to the aborted merger like Prudential, J. C. Bradford or Baker & Hostetler.

We believe that many shareholders have lost confidence in Captec's current managers. At the annual meeting we will nominate a slate of directors who are committed to increasing the value of your investment. Among the alternatives they will actively consider are the sale of the company, an orderly liquidation, a share repurchase program and a self-tender offer. As evidence of their commitment to deliver a higher stock price, these nominees have agreed to have their compensation held in escrow until the price of Captec stock reaches $12 per share.

If our nominees are elected, you can be assured that (1) they will work to ensure that Captec's stock price will not languish at a large discount to its liquidating value; and (2) the interests of the managers will never be placed above the interests of the shareholders.

In addition to this mailing, you may receive soliciting materials from the management and a phone call from a proxy-soliciting firm that they hired with your money. They will tell you that the election of our nominees is "not in your best interests." Please take that with a large grain of salt and use your own common sense in deciding who you trust to represent your interests.

To conclude, if you want directors who are committed to achieving a higher stock price you must return the GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

							Yours truly,


Phillip Goldstein
Portfolio Manager

*	The reliability of Internet message board postings can not
be assured. In my opinion, the quotes from the two posters do have the ring of truth. However, as with anything you read, you should determine for yourself how much credence you wish to place in these quotes.


PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF CAPTEC NET LEASE REALTY, INC.

ANNUAL MEETING OF SHAREHOLDERS (To be held on August 9, 2000)

My name is Phillip Goldstein. I am the portfolio manager of Opportunity Partners L.P., the soliciting shareholder and am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., the general partner of Opportunity Partners which owns 165,998 shares or 1.7% of the outstanding shares of Captec Net Lease Realty, Inc. ("the Company"). We are sending this proxy statement and the enclosed GREEN proxy card to holders of record on June 20, 2000 (the "Record Date") of the Company. We are soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Company's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Company on or about July
6, 2000.

INTRODUCTION

There are two matters that the Company has scheduled to be voted upon at the meeting:

1. The election of nine persons to serve as directors of the Company.

2.	A stockholder proposal to amend Captec's bylaws to prohibit
direct or indirect use of corporate funds to purchase insurance to secure Captec's officers, directors, or employees against liability for errors, omissions, breaches of fiduciary duty and torts.

In addition, we intend to introduce the following proposal at the meeting.

3. It is recommended that the Board of Directors authorize an independent investigation of the circumstances leading to the proposed (and subsequently abandoned) restructuring of the Company.

With respect to these matters, we are soliciting a proxy to vote your shares FOR the election of our nominees and FOR the independent investigation of the circumstances leading to the proposed restructuring.

How Proxies Will Be Voted

All of the proposals scheduled by the Company to be voted on at the meeting are included on the enclosed GREEN proxy card. If you will not attend the meeting and you wish to vote FOR the election of our nominees and/or FOR the independent investigation, you may do so by completing and returning a GREEN proxy card.

If you return a GREEN proxy card to us or to our agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of the above nominees to the Board, FOR the independent investigation of the circumstances leading to the proposed restructuring and will NOT VOTE on the bylaw amendment. If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting including matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which we are not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the meeting (which we believe is permitted under state law), thereby possibly preventing a quorum to solicit additional proxies, if the proxies reasonably determine that management has taken or will take any illegal action to impede the voting rights of the shareholders, or for other legal reasons not currently foreseen. Please refer to the Company's proxy statement for the voting requirements for each proposal.

Revocation of Proxies

You may revoke any proxy you give to management or to us at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Company; (ii) executing and delivering a later dated proxy to us or to the Company or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The soliciting shareholder is Opportunity Partners L.P. 60 Heritage Drive, Pleasantville, NY 10570. As noted above, I, Phillip Goldstein am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., the general partner of Opportunity Partners. Since 1996, I have taken an active role in urging the management of certain companies to take various actions that I believe would benefit those companies and their shareholders. My actions have included discussions with management, submitting a shareholder proposal, conducting a proxy contest and filing a lawsuit.

As of June 15, 2000 Opportunity Partners owned directly one share of Common Stock of the Company. I am also deemed to be the beneficial owner of 273,996 shares of Common Stock held in brokerage accounts by my clients (including Opportunity Partners) and me. Combined, these personal and client holdings total 273,997 shares, representing approximately 2.9% of the Company's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

REASON FOR THE SOLICITATION

We are conducting this contest in order to give shareholders an opportunity to elect directors who we feel are more committed to increasing shareholder value than the incumbents and that do not face the sort of conflicts of interest as the incumbent directors do because of their ties to management. To prove their commitment, our nominees will have their fees held in escrow until the Company's stock price rises to $12 per share. We also believe that an independent investigation into the circumstances leading to the proposed (and subsequently abandoned) restructuring of the Company is warranted to resolve many unanswered questions.

OTHER CONSIDERATIONS

Implementation of certain extraordinary actions such as a merger, sale or liquidation of the Company may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with such actions, including but not limited to those related to holding a special meeting of shareholders. We believe that such costs are far outweighed by the benefit of a higher stock price that would result from these actions.

I believe that all shareholders of the Company will benefit if any actions taken to improve shareholder value or to reduce or eliminate the gap between the Company's stock price and its liquidating value are successful. However, you should know that I also have personal financial incentives to increase the Company's stock price because my clients who hold shares of the Company pay me fees that are based upon the realized and unrealized gains that they earn. Thus, these fees may partially depend on the value of the Company's shares.

ELECTION OF DIRECTORS

At the meeting, I will nominate the following persons for election as a director for a term expiring in 2001.


Name, Address, Age

Phillip Goldstein
(Age 55)
60 Heritage Drive
Pleasantville, NY
10570









Glenn Goodstein
(Age 37)
16830 Adlon Road
Encino, CA  91436


Andrew Dakos (Age
34)
14 Mill Street
Lodi, NJ  07644

Gerald Hellerman
(Age 62)
10965 Eight Bells
Lane
Columbia, MD 21044


Principal Business
Occupation(s)

Since 1992, Mr.
Goldstein has
managed
investments for a
limited number of
clients and has
served as the
portfolio manager
and president of
the general
partner of
Opportunity
Partners, a
private investment
partnership.  From
1998-2000, he was
a director of
Clemente Strategic
Value Fund and was
elected a director
of Mexico Equity &
Income Fund in
February 2000 and
of The Italy Fund
in May 2000.

Since 1992, Mr.
Goodstein has
managed
investments for a
limited number of
clients.  Between
1988 and 1996, Mr.
Goodstein held
several executive
positions with
Automatic Data
Processing.

Private investor.
Vice President --
Sales, UVitec
Printing Ink,
Inc. since 1997,
Sales Manager
1992-1997.


Managing director
of Hellerman
Associates, a
financial
consulting firm;
Trustee of Third
Avenue Trust since
1993; Director of
Clemente Strategic
Value Fund from
1998-2000


Rajeev Das (Age 31)	Senior Analyst for Kimball &
Winthrop,Inc., since 1997. Credit
125 Seaman Avenue		Manager for Muriel Siebert & Company
from 1995-1997.
New York, NY 10034

Steven Samuels (Age 43)	Principal of Samuels Chase & Co., a
licensed broker-dealer since 1995;
72 Coleytown Road	Principal of Kimball & Winthrop,
Inc., General Partner of
Opportunity
Westport, CT  06880	Partners L.P. since 1992.

Brian Appel (Age 40)	Managing Partner of Appel &
Associates, LLP, a law firm
specializing
1901 Avenue of the Stars, 	in real estate and commercial
transactions since 1991.
Los Angeles, CA 90067

John A. (Pete) Bricker, Jr.
(Age 48)	Principal and co-founder SCM
Advisors, LLC (1992), investment
advisor
5330 Castlewood Road	for Sandera Capital Management,
L.P.; former director General
Dallas, TX  75229			Housewares Corp.

Peter F. Brennan (Age 45)	Co-founder of MidCap Investors
(1990); President of Noyes Partners
Inc.,
50 Broad Street -12th Floor	a registered broker-dealer since
1998.  Chair of Corporate
Governance &
New York, NY 10004	Shareholders Rights Committee of
the NY Society of Security
Analysts.

	As of June 15, 2000 Mr. Das, Mr. Dakos, Mr. Goldstein, Mr. Goodstein and Mr. Brennan beneficially owned 1,000, 4,000,
273,997,20,000 and 7,000 shares of the Company respectively.
None of the other nominees own any shares.

Other than fees that may be payable by the Company to its directors, none of our nominees have any arrangement or understanding with any person with respect to any future employment by the Company or by any affiliate of the Company.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the proxies.

A STOCKHOLDER PROPOSAL TO AMEND CAPTEC'S BYLAWS TO PROHIBIT
DIRECT OR INDIRECT USE OF CORPORATE FUNDS TO PURCHASE
INSURANCE TO SECURE CAPTEC'S OFFICERS, DIRECTORS, OR EMPLOYEES
AGAINST LIABILITY FOR ERRORS, OMISSIONS, BREACHES OF FIDUCIARY
DUTY AND TORTS

This proposal and the proponent's supporting statement are presented in management's proxy statement. We are not making a recommendation on this proposal. Consequently, in the absence of contrary instructions, the proxies will not vote your shares on this proposal.

A RECOMMENDATION THAT THE BOARD OF DIRECTORS AUTHORIZE AN
INDEPENDENT INVESTIGATION INTO THE CIRCUMSTANCES LEADING TO
THE PROPOSED (AND SUBSEQUENTLY ABANDONED) RESTRUCTURING OF THE
COMPANY

Because of the allegations by a number of shareholders of improprieties and two lawsuits by shareholders alleging violations of fiduciary duty, we think it is desirable to conduct an independent investigation into the circumstances leading to the proposed merger. The cost of the investigation would be borne by the Company.

THE SOLICITATION

 I am making this solicitation on behalf of Opportunity Partners. Persons affiliated with or employed by affiliates of Opportunity Partners may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $35,000. As of July 6, 2000, my expenses have been approximately $12,000. If the Company does not reimburse me, I may seek reimbursement from one or more of my clients or from their affiliates.

Neither Opportunity Partners nor I have, within the past year, been a party to any contract, arrangement or understanding with any person with respect to any securities of the Company. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Company or any future transaction with the Company.

ADDITIONAL PROPOSALS

We know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Company's proxy statement. Unless instructed otherwise, if any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: July 6, 2000

EXHIBIT 1: SECURITIES OF THE COMPANY PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Company. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Company within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner (the "Accounts"). Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

Date
Bought
 Date
Bought
Date
Bought
6/29/00
1000
6/16/00
7300


6/7/00
1300
6/6/00
1400
5/26/00
2600
5/25/00
13000
5/5/00
18000
4/24/00
7700
4/20/00
500
4/19/00
19300
4/18/00
22700
4/17/00
28000
4/14/00
35000
4/13/00
100
4/4/00
14000
4/3/00
2900
3/31/00
14300
3/30/00
10000
3/29/00
2800
3/28/00
5000
3/27/00
8398
3/21/00
5600
3/20/00
2400
3/17/00
4500
3/16/00
2500
3/13/00
300
3/9/00
2400
3/8/00
1500
3/7/00
6000
3/6/00
10900
3/3/00
1100
2/24/00
11100
2/23/00
2000
2/16/00
10000
2/15/00
5000
































PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CAPTEC
NET LEASE REALTY, INC. BY OPPORTUNITY PARTNERS L.P.  FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 9, 2000

The undersigned hereby appoints Steven Samuels, Andrew Dakos and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Captec Net Lease Realty, Inc. to be held at 10:00 a.m. on August 9, 2000, at the Ritz-Carlton Hotel, 300 Town Center Drive, Dearborn, MI 48126 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [
].)

1. ELECTION OF NINE DIRECTORS

FOR all of the nominees listed below [   ]
	WITHHOLD AUTHORITY [   ]
(except as indicated to the contrary below) to vote for all of the nominees listed below

PHILLIP GOLDSTEIN, GLENN GOODSTEIN, ANDREW DAKOS, GERALD
HELLERMAN, RAJEEV DAS, STEVE SAMUELS, BRIAN APPEL, PETER BRENNAN
AND JOHN A. (PETE) BRICKER, JR.

To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

____________________________________________________________
__________________

2. A STOCKHOLDER PROPOSAL TO AMEND CAPTEC'S BYLAWS TO PROHIBIT DIRECT OR INDIRECT USE OF CORPORATE FUNDS TO PURCHASE
INSURANCE TO SECURE CAPTEC'S OFFICERS, DIRECTORS, OR EMPLOYEES AGAINST LIABILITY FOR ERRORS, OMISSIONS, BREACHES OF FIDUCIARY DUTY AND TORTS.
FOR [   ]     	        			AGAINST [   ]
	ABSTAIN [   ]
3. RECOMMENDATION THAT THE BOARD OF DIRECTORS AUTHORIZE AN INDEPENDENT INVESTIGATION OF THE CIRCUMSTANCES LEADING TO THE PROPOSED (AND SUBSEQUENTLY ABANDONED) RESTRUCTURING.
FOR [   ]     	        			AGAINST [   ]
	ABSTAIN [   ]
4. ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
MEETING.
FOR [   ]     	        			AGAINST [   ]
	ABSTAIN [   ]
Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1, FOR Proposals 3 and 4 and will NOT VOTE on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated July 6, 2000 of Opportunity Partners L.P. and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)______________________________________	Dated:
_______________